Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
THIRD QUARTER 2009 FINANCIAL RESULTS

▪	Revenues of $260.3 million for the third quarter 2009
▪	Third quarter 2009 diluted EPS of $0.20, including restructuring charges
▪	Year-to-date 2009 cash from operating activities improved 51% from the prior year period
▪	Debt-to-Capital ratio improved to 35% as debt declined 23% from year-end 2008 to $360.7 million

BRISTOL, Conn., October 30, 2009 — Barnes Group Inc. (NYSE: B), a diversified global manufacturer and logistical services company, today reported financial results for the third quarter 2009.  The Company reported income from continuing operations of $10.9 million, or $0.20 per diluted share, compared to $29.2 million, or $0.52 per diluted share in the prior year period.  Included in the third quarter 2009 results are $3.4 million pre-tax ($1.7 million after-tax) of restructuring charges.  Barnes Group’s third quarter 2009 sales totaled $260.3 million, down 22 percent from $333.8 million in the third quarter of 2008.

Barnes Group generated $125.7 million in cash from operations for the first nine months of 2009, reflecting an improvement of 51 percent over the prior year period level of $83.2 million.  Cash flow generation driven by working capital improvements helped reduce debt to $360.7 million, a decline of 23 percent from year-end 2008.  As a result, the Company’s third quarter 2009 debt-to-capital ratio improved to 35%.  The Company’s September 30, 2009 total debt covenant ratio of 3.26 times was appreciably below the required level of 4.0 times.  On December 31, 2009 the ratio requirement decreases to 3.75 times.

($ millions; except	Three months ended September 30,					Nine months ended September 30,
per share data)	2009	2008	Change			2009	2008	Change
Net Sales	$260.3	$333.8	$(73.5)	(22.0)%		$777.7	$1,096.7	$(319.0)	(29.1)%
Operating Income	$14.6	$42.6	$(28.1)	(65.8)%		$49.2	$145.2	$(96.1)	(66.1)%
% of Sales	5.6%	12.8%	-	(7.2)	pts.	6.3%	13.2%	-	(6.9)	pts.
Income from Continuing Operations	$10.9	$29.2	$(18.3)	(62.8)%		$32.8	$98.2	$(65.4)	(66.6)%
% of Sales	4.2%	8.8%	-	(4.6)	pts.	4.2%	9.0%	-	(4.8)	pts.
Net Income	$10.9	$27.8	$(16.9)	(60.8)%		$32.8	$93.7	$(60.9)	(65.0)%
% of Sales	4.2%	8.3%	-	(4.1)	pts.	4.2%	8.5%	-	(4.3)	pts.

Income from Continuing Operations Per Diluted Share	$0.20	$0.52	$(0.32)	(61.5)%		$0.61	$1.73	$(1.12)	(64.7)%

Net Income Per Diluted Share	$0.20	$0.49	$(0.29)	(59.2)%		$0.61	$1.65	$(1.04)	(63.0)%

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“We have not yet seen the sustained signs of a turnaround in the global economy.  The challenges posed in the third quarter were similar to what we have seen for the preceding six months in many of our end markets. However, we are optimistic about the prospects for economic improvement in 2010, so we continue to pursue internal initiatives we feel are essential to positioning Barnes Group for the future,” said Gregory F. Milzcik, President and Chief Executive Officer, Barnes Group Inc. “During the quarter we strengthened our balance sheet through substantial debt reductions driven by working capital improvements and made strategic investments in people and processes to maximize our competitive position for sustainable long-term growth.

“We are confident that we have positioned Barnes Group well to participate fully in a market recovery as conditions normalize.  We are encouraged by the stabilizing trends we are seeing in our transportation and industrial manufacturing businesses and optimistic for an anticipated rebound in aerospace activity in the second half of 2010.  We are committed to strengthening our capital structure, pursuing strategic revenue growth, and controlling costs as we navigate near-term economic challenges to maximize the value we bring to our customers and stockholders,” Milzcik added.

Logistics and Manufacturing Services
•
Third quarter 2009 sales at Logistics and Manufacturing Services were $131.3 million, down 22 percent from $168.7 million in the same period last year.  The decline in sales was driven by softness in the transportation and industrial markets throughout North America and Europe.  Additionally, sales declines in the aftermarket aerospace market were driven by lower aircraft utilization and deferred maintenance activities.  Foreign exchange negatively impacted sales by $1.8 million in the third quarter.

•
Operating profit was $11.9 million, compared with $23.5 million in the third quarter of 2008.  Operating profit was driven lower primarily by the reduced sales volumes in each of the businesses due to current macroeconomic conditions on our end-markets.  Operational and productivity initiatives implemented in 2008 and throughout 2009 to align the cost structure with sales volumes continued to provide beneficial results that partially offset the adverse profit impact of declining sales.

Precision Components
•
Third quarter 2009 sales at Precision Components were $130.0 million, down 23 percent from $168.4 million in the same period last year.  The industrial manufacturing businesses in North America and Europe reported significant sales declines primarily resulting from the global recession and were most impacted by the recession’s effect on the transportation industry, most notably automotive. Additionally, sales decreased in the aerospace original equipment manufacturing business as customers reduced inventory and lowered production levels across the commercial engine portfolio.  Foreign exchange adversely affected sales by $0.6 million in the third quarter.

•
Operating profit for the third quarter of 2009 was $2.7 million, compared with $19.1 million in the third quarter of 2008.  The profit impact of lower sales volumes was partially offset by the benefits of cost reduction actions, including personnel reductions and plant consolidations, taken in 2008 and early in 2009.

•
Included in Precision Components third quarter 2009 results are $3.4 million (pre-tax) for restructuring charges taken during the third quarter.  These actions included the moving of operations of the Burlington, Ontario, Canada facility and the previously idled Monterrey, Mexico facility.  The assets and related work of these facilities will be transferred to other operations within the United States to provide a more cost effective manufacturing footprint and improved competitive advantage.  The actions are expected to be completed by March 2010.

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Additional Information
•
Other income, net of other expenses, increased $1.1 million in the third quarter of 2009 compared to the same period of 2008 primarily as a result of a $1.5 million gain on the repurchase of certain convertible notes.  Year-to-date, other income, net of other expenses increased $4.3 million, as a result of a $3.8 million gain on the repurchase of certain convertible notes.

•
The Company’s effective tax rate from continuing operations for the first nine months of 2009 was 5.1 percent.  Included in the year-to-date tax expense is a $1.6 million tax benefit related to the third quarter 2009 restructuring actions.  Changes to the Company’s tax rate are largely based on changes in the projected mix of income between taxing jurisdictions.

Conference Call
The Company will conduct a conference call with investors to discuss third quarter 2009 results at 8:30 a.m. EDT today, October 30, 2009.  A webcast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.BGInc.com.

Barnes Group Inc. (NYSE:B) is a diversified global manufacturer and logistical services company focused on providing precision component manufacturing and operating service support.  Founded in 1857, 4,900 dedicated employees at more than 60 locations worldwide are committed to achieving consistent and sustainable profitable growth.  For more information, visit www.BGInc.com.  Barnes Group, the Critical Components People.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements are made based upon management’s good faith expectations and beliefs concerning future developments and their potential effect upon the Company and can be identified by the use of words such as “anticipated,” “believe,” “expect,” “plans,” “strategy,” “estimate,” “project,” and other words of similar meaning in connection with a discussion of future operating or financial performance.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, which are described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the behavior of financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; changes in raw material prices and availability; our dependence upon revenues and earnings from a small number of significant customers; uninsured claims; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Brian D. Koppy – 860.973.2126
###

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
Unaudited

	Three months ended September 30,			Nine months ended September 30,
	2009	2008	% Change	2009	2008	% Change

Net sales	$260,339	$333,811	(22.0)	$777,690	$1,096,720	(29.1)

Cost of sales	170,491	208,068	(18.1)	503,369	677,618	(25.7)
Selling and administrative expenses	75,291	83,130	(9.4)	225,161	273,887	(17.8)

	245,782	291,198	(15.6)	728,530	951,505	(23.4)

Operating income	14,557	42,613	(65.8)	49,160	145,215	(66.1)

Operating margin	5.6%	12.8%		6.3%	13.2%

Other income	1,545	138	NM	4,205	440	NM
Interest expense	5,293	6,481	(18.3)	17,234	20,331	(15.2)
Other expenses	293	(45)	NM	1,558	2,141	(27.2)

Income from continuing operations
before income taxes	10,516	36,315	(71.0)	34,573	123,183	(71.9)

Income taxes (benefit)	(373)	7,079	NM	1,778	24,962	(92.9)

Income from continuing operations	10,889	29,236	(62.8)	32,795	98,221	(66.6)
Loss from discontinued operations, net of taxes	-	(1,413)	NM	-	(4,513)	NM

Net income	$10,889	$27,823	(60.9)	$32,795	$93,708	(65.0)

Common Dividends	$4,357	$8,725	(50.1)	$21,220	$24,998	(15.1)

Per common share:
Basic:
Income from continuing operations	$0.20	$0.54	(63.0)	$0.61	$1.81	(66.3)
Loss from discontinued operations, net of taxes	-	(0.03)	NM	-	(0.08)	NM
Net income	$0.20	$0.51	(60.8)	$0.61	$1.73	(64.7)

Diluted:
Income from continuing operations	$0.20	$0.52	(61.5)	$0.61	$1.73	(64.7)
Loss from discontinued operations, net of taxes	-	(0.03)	NM	-	(0.08)	NM
Net income	$0.20	$0.49	(59.2)	$0.61	$1.65	(63.0)

Dividends	$0.08	$0.16	(50.0)	$0.40	$0.46	(13.0)
Average common shares outstanding:
Basic	54,257,791	54,491,638	(0.4)	53,462,672	54,305,152	(1.6)
Diluted	54,563,199	56,336,095	(3.1)	53,710,453	56,659,318	(5.2)

NM - Not meaningful

Notes:
1) Results for 2008 have been adjusted to reflect discontinued operations and the change in the accounting for convertible debt.
2) 2009 third quarter Other income included a pretax $1,486 gain on the purchase of certain convertible notes and income taxes included the related tax expense of $564.
3) 2009 year-to-date Other income included a pretax $3,773 gain on the purchase of certain convertible notes and income taxes included the related tax expense of $1,431.
4) 2008 year-to-date Other expenses included a pretax $1,241 transaction loss on the sale of Spectrum Plastics and income taxes included the related tax benefit of $395.

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
Unaudited

	Three months ended September 30,			Nine months ended September 30,
	2009	2008	% Change	2009	2008	% Change
Net Sales

Logistics and Manufacturing Services	$131,309	$168,742	(22.2)	$410,546	$545,778	(24.8)

Precision Components	130,041	168,409	(22.8)	371,560	561,197	(33.8)

Intersegment sales	(1,011)	(3,340)	69.7	(4,416)	(10,255)	56.9

Total net sales	$260,339	$333,811	(22.0)	$777,690	$1,096,720	(29.1)

Operating profit

Logistics and Manufacturing Services	$11,871	$23,467	(49.4)	$38,777	$73,702	(47.4)

Precision Components	2,686	19,146	(86.0)	10,383	71,482	(85.5)

Total operating profit	14,557	42,613	(65.8)	49,160	145,184	(66.1)

Interest income	54	137	(60.6)	371	414	(10.4)

Interest expense	(5,293)	(6,481)	(18.3)	(17,234)	(20,331)	(15.2)

Other income (expense), net	1,198	46	NM	2,276	(2,084)	NM

Income from continuing operations
before income taxes	$10,516	$36,315	(71.0)	$34,573	$123,183	(71.9)

NM - Not meaningful

Notes:
1) Results for 2008 have been adjusted to reflect discontinued operations, the segment realignment and the change in the accounting for convertible debt.
2) 2009 third quarter Other income (expense), net included a $1,486 gain on the purchase of certain convertible debt.
3) 2009 year-to-date Other income (expense), net included a $3,773 gain on the purchase of certain convertible debt.
4) 2008 year-to-date Other income (expense), net included a $1,241 transaction loss on the sale of Spectrum Plastics.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	September 30, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$14,221	$20,958
Accounts receivable	164,850	173,215
Inventories	193,533	240,805
Deferred income taxes	25,804	27,650
Prepaid expenses and other current assets	13,336	14,881

Total current assets	411,744	477,509

Deferred income taxes	35,472	31,133
Property, plant and equipment, net	234,820	235,035
Goodwill	375,383	361,930
Other intangible assets, net	307,384	316,817
Other assets	13,685	12,931

Total assets	$1,378,488	$1,435,355

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$4,212	$8,905
Accounts payable	85,980	80,495
Accrued liabilities	79,828	84,372
Long-term debt - current	19,181	15,386

Total current liabilities	189,201	189,158

Long-term debt	337,334	441,670
Accrued retirement benefits	140,403	164,796
Other liabilities	41,525	41,156

Stockholders' equity	670,025	598,575

Total liabilities and stockholders' equity	$1,378,488	$1,435,355

Notes:
1) Amounts for 2008 have been adjusted to reflect the change in the accounting for convertible debt.

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
Unaudited

	Nine months ended September 30,
	2009	2008
Operating activities:
Net income	$32,795	$93,708
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	38,558	39,675
Loss (gain) on disposition of property, plant and equipment	813	(218)
Gain on repurchase of convertible notes	(3,773)	-
Non-cash stock compensation expense	3,279	5,218
Withholding taxes paid on stock issuances	(610)	(2,568)
Loss on the sale of Spectrum Plastics	-	846
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable	14,260	(10,448)
Inventories	50,757	(254)
Prepaid expenses	4,378	(2,853)
Accounts payable	4,615	(27,023)
Accrued liabilities	(3,054)	(19,586)
Deferred income taxes	(2,741)	9,167
Long-term retirement benefits	(16,503)	(6,800)
Other	2,962	4,322

Net cash provided by operating activities	125,736	83,186

Investing activities:
Proceeds from disposition of property, plant and equipment	981	703
Proceeds from the sale of Spectrum Plastics, net	-	5,127
Capital expenditures	(24,847)	(41,982)
Business acquisitions, net of cash acquired	-	47
Revenue Sharing Program payments	-	(57,500)
Other	(1,737)	(2,105)

Net cash used by investing activities	(25,603)	(95,710)

Financing activities:
Net change in other borrowings	(4,861)	(5,249)
Payments on long-term debt	(181,242)	(197,770)
Proceeds from the issuance of long-term debt	94,900	242,100
Proceeds from the issuance of common stock	5,621	4,944
Common stock repurchases	(314)	(1,791)
Dividends paid	(21,220)	(24,998)
Excess tax benefit on stock awards	-	1,743
Other	(797)	(104)

Net cash provided (used) by financing activities	(107,913)	18,875

Effect of exchange rate changes on cash flows	1,043	(1,333)

Increase (decrease) in cash and cash equivalents	(6,737)	5,018

Cash and cash equivalents at beginning of period	20,958	20,600

Cash and cash equivalents at end of period	$14,221	$25,618

Notes:
1) Results for 2008 have been adjusted to reflect the change in the accounting for convertible debt.